UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017 (February 3, 2017)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place
	Brentwood, Tennessee	37027
	(Address of Principal Executive Offices)	(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 3, 2017, AAC Holdings, Inc. (“Holdings”) announced that Candance Henderson-Grice will resign from her current positions as Chief Operating Officer of Holdings and as Chief Operating Officer of American Addiction Centers, Inc., a wholly owned subsidiary of Holdings (“AAC”). Ms. Henderson-Grice’s resignation is effective February 3, 2017 (the “Separation Date”), and she shall cease to serve as Chief Operating Officer of Holdings and AAC, and any other position held with any of Holdings’ or AAC’s subsidiaries and affiliates, as of such date.

(e) On February 3, 2017, in connection with her departure and effective as of the Separation Date, AAC entered into a Separation Agreement and Release (the “Separation Agreement”) with Ms. Henderson-Grice. The Separation Agreement terminates Ms. Henderson-Grice’s employment with AAC and provides, among other things, that in exchange for Ms. Henderson-Grice’s release of all claims arising out of or relating to Ms. Henderson-Grice’s employment with AAC and her resignation therefrom, Ms. Henderson-Grice will receive (i) her regular pay through the Separation Date, (ii) Five Hundred Fifty Thousand dollars ($550,000), which shall be divided and payable in equal payments in accordance with AAC’s normal payroll schedule following the expiration of the Release Consideration Period (as defined in the Separation Agreement) and ending on December 25, 2017, and (iii) continuation of health benefits coverage through December 31, 2017. Pursuant to the terms of her Restricted Share Award Agreement and Holdings’ 2014 Equity Incentive Plan, all unvested restricted shares held by Ms. Henderson-Grice are being returned to Holdings effective as of the Separation Date.

The foregoing is only a summary of the arrangements with Ms. Henderson-Grice and does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed with Holdings’ Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright Chief Executive Officer and Chairman

Date: February 3, 2017